As filed with the Securities and Exchange Commission on August 3, 2021
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
INFINERA CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	77-0560433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6373 San Ignacio Avenue San Jose, CA 95119
(Address of principal executive offices, including zip code)

Amended and Restated 2016 Equity Incentive Plan
(Full title of the plan)
David L. Teichmann, Esq. Infinera Corporation 6373 San Ignacio Avenue San Jose, CA 95119 (Name and address of agent for service) (408) 572-5200
(Telephone number, including area code, of agent for service)
Copy to:
Larry W. Sonsini, Esq. Tony Jeffries, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Infinera Corporation Amended and Restated 2016 Equity Incentive Plan	4,350,000 shares	$9.30 (2)	$40,455,000	$4,413.64

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Infinera Corporation Amended and Restated 2016 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.
(2)	Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based on the average of the $9.52 (high) and $9.08 (low) sale price of the Registrant’s Common Stock, as reported on the NASDAQ Global Select Market on July 27, 2021, which date is within five business days prior to filing this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The rules of the Securities and Exchange Commission (the “Commission”) allow the Registrant to incorporate by reference information into this registration statement on Form S-8 (the “Registration Statement”). The information incorporated by reference is considered to be a part of this Registration Statement, and information that the Registrant files later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):
(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2020, filed with the Commission on March 3, 2021 (the “Annual Report”);
(2)All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report; and
(3)The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 21, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. However, the Registrant is not incorporating by reference any information provided in these documents that is described in paragraph (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant is required to indemnify the Registrant’s directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. The Registrant’s amended and restated bylaws also provide that the Registrant will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under the provisions of Delaware law. The Registrant has obtained such a directors’ and officers’ liability insurance policy. The Registrant has entered and expects to continue to enter into agreements to indemnify the Registrant’s directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.
The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, executive officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1
Infinera Corporation Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2021.

10.2
Form of Notice of Grant of Restricted Stock Units under the Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed with the Commission on May 9, 2019.

10.3
Form of Notice of Grant of Restricted Stock Units for Directors under the Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 17, 2016.

10.4
Form of Notice of Grant of Performance Shares under the Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Form 10-Q filed with the Commission on May 9, 2019.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page of this Registration Statement).
Item 9.    Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 3rd day of August, 2021.

Infinera Corporation

By:	/s/ DAVID W. HEARD
David W. Heard
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints David W. Heard and David L. Teichmann, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ DAVID W. HEARD David W. Heard	Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2021
/s/ NANCY ERBA Nancy Erba	Chief Financial Officer (Principal Financial Officer)	August 3, 2021
/s/ MIKE FERNICOLA Mike Fernicola	Chief Accounting Officer (Principal Accounting Officer)	August 3, 2021
/s/ GEORGE RIEDEL George Riedel	Chairman of the Board	August 3, 2021
/s/ CHRISTINE BUCKLIN Christine Bucklin	Director	August 3, 2021
/s/ GREG P. DOUGHERTY Greg P. Dougherty	Director	August 3, 2021
/s/ THOMAS J. FALLON Thomas J. Fallon	Director	August 3, 2021
/s/ MARCEL GANI Marcel Gani	Director	August 3, 2021
/s/ SHARON HOLT Sharon Holt	Director	August 3, 2021
/s/ KAMBIZ Y. HOOSHMAND Kambiz Y. Hooshmand	Director	August 3, 2021
/s/ PAUL J. MILBURY Paul J. Milbury	Director	August 3, 2021
/s/ AMY H. RICE Amy H. Rice	Director	August 3, 2021
/s/ MARK A. WEGLEITNER Mark A. Wegleitner	Director	August 3, 2021
/s/ DAVID F. WELCH, PH.D. David F. Welch, Ph.D.	Chief Innovation Officer and Director	August 3, 2021

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1
Infinera Corporation Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 24, 2021.

10.2
Form of Notice of Grant of Restricted Stock Units under the Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 10-Q filed with the Commission on May 9, 2019.

10.3
Form of Notice of Grant of Restricted Stock Units for Directors under the Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 17, 2016.

10.4
Form of Notice of Grant of Performance Shares under the Amended and Restated 2016 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Form 10-Q filed with the Commission on May 9, 2019.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page of this Registration Statement).